UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: April 30, 2013

(Date of earliest event reported)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

(Address of principal executive offices)

28078

(Zip Code)

(704) 992-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 30, 2013, TriCan Tire Distributors Inc. (“TriCan”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings”), completed its acquisition of Regional Tire Holdings Inc., a corporation formed under the laws of the Province of Ontario (“Holdco” and such acquisition, the “acquisition”). The acquisition was completed pursuant to a Share Purchase Agreement (the “Purchase Agreement”) entered into on March 22, 2013 between TriCan, American Tire Distributors, Inc. (“ATDI”), a direct wholly-owned subsidiary of Holdings, Regional Tire Distributors Inc., a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Holdco (“RTD”), and the shareholders of Holdco (“Sellers”). The acquisition was previously announced by Holdings in its Current Report on Form 8-K filed on March 28, 2013.

The acquisition closed for aggregate cash consideration of approximately $62.5 million (the “Purchase Price”). The Purchase Price was funded by borrowings under our Sixth Amended and Restated Credit Agreement, as amended as more fully described in Item 2.03 below. The Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments

This summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending March 30, 2013.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously announced by Holdings in its Current Report on Form 8-K filed on March 28, 2013, in connection with the acquisition, on March 22, 2013, Holdings entered into the First Amendment to the Sixth Amended and Restated Credit Agreement (the “First Amendment”).

The First Amendment (1) provides the U.S. Borrowers under the agreement with a new first-in last-out facility (the “FILO Facility”) in an aggregate principal amount of up to $60.0 million, subject to a borrowing base specific thereto, and (2) increases the aggregate principal amount available under the Canadian ABL Facility from $60.0 million to $100.0 million, subject to the Canadian borrowing base. The additional borrowings provided for under the First Amendment were contingent upon, among other things, the closing of the acquisition on or before May 31, 2013. The closing of the acquisition occurred, and the borrowings under the FILO Facility became available, on April 30, 2013. The First Amendment also made certain other changes to the Sixth Amended and Restated Credit Agreement and added RTD as a party upon the closing of the acquisition. The maturity date for the FILO Facility is 18 months from April 30, 2013. The First Amendment did not change the maturity dates of the U.S. ABL Facility or the Canadian ABL Facility or the material terms under which either facility may be accelerated or the U.S. ABL Facility may be increased. Immediately following the closing of the acquisition, $50.1 million was drawn on the FILO Facility.

This summary of the First Amendment to the Sixth Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment to the Sixth Amended and Restated Credit Agreement, which Holdings intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending March 30, 2013.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Holdings intends to file the financial statements of Holdco required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information

Holdings intends to file any pro forma financial information related to the Acquisition that is required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

May 6, 2013	By:	/s/ JASON T. YAUDES
Name: Jason T. Yaudes
Title: Executive Vice President and Chief Financial Officer